Exhibit 4.11
Execution Version
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this
“Amendment”) is dated as of December 20, 2021, and is entered into by and among PROMETHEAN WORLD LIMITED, a company incorporated in England and Wales with company number 07118000 (“Parent”), PROMETHEAN INC., a Delaware corporation (“Promethean U.S.”), PROMETHEAN LIMITED, a company incorporated in England and Wales with company number 01308938 (“Promethean U.K.,” and together with Promethean U.S., each, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and security trustee for the Lenders (“Agent”).
RECITALS
A.WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Loan and Security Agreement, dated as of June 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make loans and extend other financial accommodations to the Obligors;
B.WHEREAS, (a) the Obligors have requested that the Agent and Lenders amend the Loan Agreement in certain respects and (b) certain Loans and/or extensions of credit incur or are permitted under the Credit Agreement to incur interest, fees or other amounts based on the London Interbank Offered Rate (“LIBOR”) as administered by the ICE Benchmark Administration; and
C.WHEREAS, the (a) Agent and Lenders are willing to amend the Loan Agreement in certain respects and (b) parties hereto have determined that LIBOR should be replaced with a successor rate in accordance with the Credit Agreement and, in connection therewith, Agent has determined that certain conforming changes are necessary or advisable, each on the terms and subject to the conditions contained in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Loan Agreement, as amended hereby.
    Section 1.2     Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.

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ARTICLE II
AMENDMENTS TO LOAN AGREEMENT
Section 2.1 Amended Definitions. The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:
“Payment Conditions: with respect to any investments, Distributions, payment of Debt, (i) both before and after giving effect to any such transaction and giving pro forma effect to the applicable transaction, no Default or Event of Default has occurred and is continuing or would arise as a result of the applicable transaction, (ii) after giving pro forma effect to the applicable transaction Availability shall not be less than the greater of $12,000,000 and 15% of the Borrowing Base then in effect for each of the 30 days immediately prior to the consummation of such transaction and immediately after giving effect thereto and (iii) the Fixed Charge Coverage Ratio as of the most recent four (4) Fiscal Quarter period ended for which financial statements pursuant to Section 10.1.2 were required to have been delivered shall not be less than 1.00:1.00.”
“Revolver Termination Date: March 31, 2022.”
“Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $6,500,000 or 10% of the aggregate Revolver Commitments; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than $6,500,000 and 10% of the aggregate Revolver Commitments.”
“U.K. Sublimit: $5,000,000, subject to Reallocation under Section 2.2.”
“U.S. Sublimit: $45,000,000, subject to Reallocation under Section
2.2.”
Section 2.2 Amendment to Section 2.1.7 of the Loan Agreement. Section 2.1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“2.1.7 Reserved.”
Section 2.1 Amendment to Schedule 1.1 of the Loan Agreement. Schedule 1.1 of the Loan Agreement is hereby deleted and replaced with Schedule 1.1 attached hereto as Appendix A.
Section 2.2 Additional Amendments Pursuant to Appendix B. Notwithstanding any provision of any Loan Document to the contrary, the parties agree that the terms set forth on Appendix B shall apply to the credit facility contemplated by the Loan Agreement. For the avoidance of doubt, to the extent provisions in the Loan Agreement apply to Loans and other extensions of credit under the credit facility, and such provisions are not specifically addressed by Appendix B, the Loan Agreement provisions shall continue to apply.

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ARTICLE III
CONDITIONS PRECEDENT AND POST CLOSING DELIVERABLES
This Amendment shall not be binding until each of the following conditions precedent has been satisfied in form and substance satisfactory to the Agent:
Section 3.1 Conditions Precedent. The parties hereto agree that the amendments set forth herein shall not be effective until the satisfaction of each of the following conditions precedent (such date shall be referred to as the “Third Amendment Effectiveness Date”):
(a)The representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;
(b)No Default or Event of Default shall have occurred and be continuing;
(c)The Obligors have delivered to the Agent, in form and substance acceptable to the
Agent in its sole discretion, an executed original of this Amendment; and
(d)The Obligors shall have paid to the Agent the fees, costs, and expenses owed to and/or incurred by the Agent arising in connection with this Amendment (including reasonable attorneys’ fees and costs).
Section 3.2 Post-Closing Conditions. Within no later than fourteen (14) Business Days after the Third Amendment Effectiveness Date (or such longer period as agreed to by the Agent), the Obligors have delivered to the Agent a certificate from a duly authorized officer of each Obligor, dated as of the date hereof, certifying: (i) either that the Obligors’ Organic Documents have not been amended since the Closing Date, and are in full force and effect or that the attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, as applicable; (ii) either, to the title, name and signature of each Person authorized to sign this Amendment and the other Loan Documents or that no changes have been made since the Closing Date; and (iii) an attached copy of resolutions authorizing execution, delivery, and performance of this Amendment and the other Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility
ARTICLE IV
ADDITIONAL COVENANTS AND MISCELLANEOUS
Section 4.1 Acknowledgment of the Obligors. The Obligors hereby represent and warrant that the execution and delivery of this Amendment and compliance by Obligors with all of the provisions of this Amendment: (a) are within the powers and purposes of the Obligors; (b) have been duly authorized or approved by the board of directors or managers of the Obligors; (c) do not conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (x) any contractual obligation to which such Obligor is a party or affecting it, or the properties of such Obligor or any subsidiary thereof, or (y) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Obligor or any subsidiary thereof or its property is subject; and (c) when executed and delivered by or on behalf of the Obligors, will constitute valid and binding obligations of each Obligor, enforceable in

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accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to the Agent and the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 4.2 Representations and Warranties. The Obligors represent and warrant that, after giving effect to this Amendment, each of the representations and warranties made by the Parent and each Borrower in Section 9 of the Loan Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case on and as of the date hereof as if made on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date.
Section 4.3 Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Loan Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this Amendment. Subject to the terms of this Amendment, any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the obligations.
Section 4.4     Event of Default. A breach of this Amendment shall be an Event of Default.
Section 4.5 Parties, Successors and Assigns. This Amendment shall be binding upon the Obligors and shall inure to the benefit of the Lender and its respective successors and assigns.
Section 4.6 Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 4.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 4.8 Expenses of Agent. Without limiting the terms and conditions of the Loan Documents, each Obligor agrees to pay on demand: (a) all costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Agent’s legal counsel.
Section 4.9 Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE

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PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS 14.15 AND 14.16 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.
Section 4.10 Release.
(a)EACH OBLIGOR HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES AGENT, LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGOR MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE FOREGOING DOES NOT RELEASE ANY RELEASED PERSON FROM
THE CONTINUING PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS ON OR AFTER THE DATE HEREOF.
(b)EACH OBLIGOR INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
EACH OBLIGOR ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS
Section 4.11 Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall not be changed or terminated orally.
[Remainder of Page Intentionally Left Blank]

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DocuSign Envelope ID: 9D5A3377-DDFE-4D4D-AE7C-4631DC9C04BE
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.
PARENT:
BORROWERS:
PROMETHEAN WORLD LIMITED
By:
Name: Allyson Krause Title: Director Dec 20, 2021 | 9:33 AM PST
PROMETHEAN INC.
By:
Name: Sue Choe
Title: Chief Financial Officer
PROMETHEAN LIMITED
By:
Name: Allyson Krause Title: Director
Dec 20, 2021 | 9:33 AM PST
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (PROMETHEAN) SIGNATURE PAGE

AGENT AND LENDERS:
BANK OF AMERICA, N.A.,
as Agent and Lender
By:
Name: Tyler Sims
Title: Senior Vice President
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

(PROMETHEAN) SIGNATURE PAGE
ACKNOWLEDGMENT AND CONSENT BY GUARANTORS
Each of the undersigned (each, a “Guarantor”) consents to the foregoing Amendment to Loan Agreement and other Loan Documents and the transactions contemplated thereby and reaffirms its obligations under the Loan Documents to which it is a party, including but not limited to that certain Continuing and Unconditional Guaranty dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of June 25, 2018, and that certain Pledge Agreement dated as of June 25, 2018, as such documents may be amended, modified, supplemented or replaced from time to time.
Each Guarantor reaffirms, to the extent a party thereto, that its obligations under the Loan Documents are separate and distinct from the Borrowers’ obligations and reaffirms its waivers of each and every one of the possible defenses to such obligations.
[Signature Page Follows]

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DocuSign Envelope ID: 9D5A3377-DDFE-4D4D-AE7C-4631DC9C04BE
    Agreed and Acknowledged:     PROMETHEAN WORLD LIMITED
    By:
Name: Allyson Krause
Title: Director
Dec 20, 2021 | 9:33 AM PST
PROMETHEAN (HOLDINGS) LIMITED
    By:
Name: Allyson Krause
Title: Director
Dec 20, 2021 | 9:33 AM PST
CHALKFREE LIMITED
By:
Name:
Title: Director

ACKNOWLEDGMENT AND CONSENT TO THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
(PROMETHEAN) SIGNATURE PAGE
Appendix A
SCHEDULE 1.1
to
Loan and Security Agreement
REVOLVER COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A. and its Lending Offices [1]	$50,000,000
1 Revolver Loans made to Promethean U.K. will be recorded on the books and records of Bank of America (acting through its London branch) and Revolver Loans made to Promethean U.S. will be recorded on the books and records of Bank of America in the United States. Bank of America in the United States has a UK double tax treaty passport and wishes it to apply to any advance it makes under this loan.
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Appendix B
Terms Applicable to BSBY, SONIA and EURIBOR Loans
1. Defined Terms. From and after the Third Amendment Effective Date, the following definitions are added to the Credit Agreement and, to the extent the terms are already defined in the Credit Agreement, they supersede the prior definitions:
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the BSBY Rate for a one month interest period as of such day; provided, that in no event shall the Base Rate be less than zero.
Bloomberg: Bloomberg Index Services Limited.
BSBY Loan: a Revolving Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate. BSBY Loans shall be denominated in Dollars.
BSBY Rate: (a) for any Interest Period for a BSBY Loan, a per annum rate equal to the BSBY Screen Rate two Business Days prior to such Interest Period, with a term equivalent to such period (or if such rate is not published on the determination date, the applicable BSBY Screen Rate on the Business Day immediately preceding such date); and (b) for any interest calculation relating to a Base Rate Loan on any day, a per annum rate equal to the BSBY Screen Rate with a term of one month commencing that day; provided, that in no event shall the BSBY Rate be less than zero.
BSBY Screen Rate: the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).
Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or New York City (or, if such day relates to (a) any Revolver Loan denominated in Sterling, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, London; or (b) any Revolver Loan denominated in Euro, any day which is not a TARGET Day.
Conforming Changes: with respect to use, administration of or conventions associated with BSBY Rate, EURIBOR, SONIA or any proposed Successor Rate, as applicable, any conforming changes to the definition of Base Rate, BSBY Rate, EURIBOR, SONIA, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).
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Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY's website (or any successor source satisfactory to Agent).
EURIBOR: for any Interest Period for a EURIBOR Loan, a per annum rate equal to the Euro Interbank Offered Rate, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time) two TARGET Days prior to the Interest Period, with a term equivalent to such Interest Period; provided, that in no event shall EURIBOR be less than zero.
EURIBOR Loan: a Revolving Loan that bears interest based on EURIBOR.
Eurocurrency Rate: Eurocurrency Rate, LIBOR, Adjusted LIBOR Rate, LIBOR Rate or any similar or analogous definition in the Credit Agreement.
Eurocurrency Rate Loan: a Revolving Loan that bears interest based on the Eurocurrency Rate.
Foreign Base Rate: (a) with respect to Revolving Loans denominated in Euros, the sum of (i) EURIBOR for a 30-day interest period as in effect on the first day of the current calendar month, plus (ii) 1.00%; and (b) with respect to Revolving Loans denominated in Sterling, the sum of (i) SONIA for a 30 day interest period as in effect on the first day of the current calendar month, plus (ii) the SONIA Adjustment, plus (iii) 1.00%.
FRBNY: the Federal Reserve Bank of New York.
Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form satisfactory to Agent.
Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a BSBY Loan, in form satisfactory to Agent.
Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.
Scheduled Unavailability Date: as defined in Section (g) below.
SOFR: the secured overnight financing rate published by FRBNY (or a successor administrator), as administrator of the benchmark, on its website (or any successor source satisfactory to Agent).
SOFR Adjustment: (a) with respect to Daily Simple SOFR, 0.11448%, and (b) with respect to Term SOFR, 0.11448% for a one month interest period, 0.26161% for a three month interest period and 0.42826% for a six month interest period.
SONIA: for any determination date (which date shall be the preceding Business Day if it is not a Business Day), the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided, that in no event shall SONIA be less than zero. Any change in SONIA shall be effective from and including the date of such change, without further notice.
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SONIA Adjustment: 0.0326% per annum.
Successor Rate: as defined in Section (g) below.
TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
Term SOFR: for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, but if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a BSBY Loan.
2. Terms Applicable to BSBY, SONIA and EURIBOR Loans. From and after the Third Amendment Effective Date, the following provisions shall apply to the Credit Agreement and other Loan Documents:
    (a)    Unavailability of LIBOR Loans.
(i)Any request for a new LIBOR Loan in Dollars shall be deemed to be a request for a BSBY Loan;
(ii)Any request for a new Foreign Base Rate Loan in Euros shall be deemed to be a request for a EURIBOR Loan; and
(iii)Any request for a new Foreign Base Rate Loan in Sterling shall be deemed to be a request for a SONIA Loan;
provided, in each case, any LIBOR Loan, EURIBOR Loan or SONIA Loan outstanding on the Third Amendment Effective Date shall continue to bear interest at LIBOR until the end of its current Interest Period.
    (b)     References to LIBOR Loans, Etc. in the Loan Documents.
(i)References to LIBOR Loans, LIBOR, any Eurocurrency Loans or rate, or the administration or terms thereof, or other matters relating thereto in the Loan Documents that are not specifically addressed herein shall be deemed to be references to (x) BSBY Loans and the BSBY Rate, as applicable, (y) EURIBOR Loans and EURIBOR, as applicable, and (z) SONIA Loans and SONIA, as applicable. In addition, general references to Revolving Loans and interest rates, their administration or terms, and related matters shall be deemed to include (A) BSBY Loans and the BSBY Rate, as applicable, (B) EURIBOR Loans and EURIBOR, as applicable, and (C) SONIA Loans and SONIA, as applicable.
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(ii)For purposes of any requirement for Borrowers to compensate Lenders for losses in the Credit Agreement resulting from any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of any Interest Period shall be deemed to include BSBY Loans, EURIBOR Loans and SONIA Loans, as applicable.
(c)Interest Rates. Agent does not warrant or accept responsibility, nor shall it have any liability with respect to the administration, submission or any other matter related to, the rates in the definition of BSBY Rate, EURIBOR or SONIA or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to such rate or the effect of any of the foregoing, or of any Conforming Changes.
(d)Borrowings, Conversions, Continuations and Prepayments of BSBY Loans. In addition to any other borrowing or prepayment requirements set forth in the Credit Agreement:
(i)Notice of Borrowing of BSBY Loans. For any Borrowing, conversion or continuation of a BSBY Loan, Borrower Agent shall deliver a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, to Agent by 11:00 a.m. at least three Business Days prior to the requested funding date. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such notice shall be irrevocable and must specify (A) the amount, (B) the requested funding date (which must be a Business Day), (C) that such Borrowing, conversion or continuation is to be made as a BSBY Loan, and (D) the applicable Interest Period (which shall be deemed to be one month if not specified). Each Borrowing of BSBY Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 5 Borrowings of BSBY Loans may be outstanding at any time, and all BSBY Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing.
(ii)Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each BSBY Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a BSBY Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month's last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the maturity date of the credit facility.
(iii)Voluntary Prepayment of BSBY Loans. BSBY Loans may be prepaid from time to time, without penalty or premium, pursuant to a notice of prepayment to Agent, delivered at least three Business Days prior to prepayment of the Loan; provided, that no such notice shall be required for repayments effected through sweeps from the Dominion Account.
(iv)Conforming Changes. Agent may make Conforming Changes with respect to BSBY, EURIBOR or SONIA from time to time and, notwithstanding anything to the contrary in any Loan Document, amendments implementing such Conforming Changes will become effective without any further action or consent of any other party
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to any Loan Document; provided, Agent shall post each amendment implementing Conforming Changes to Borrowers and Lenders reasonably promptly after such amendment becomes effective.
(e)Interest. Subject to the provisions of the Credit Agreement with respect to default interest, (i) each BSBY Loan shall bear interest at the BSBY Rate for the applicable Interest Period, plus the Applicable Margin, and (ii) each EURIBOR Loan and each SONIA Loan shall bear interest at the applicable Foreign Base Rate. Interest on each such Revolving Loan shall be due and payable in arrears on each Interest Payment Date and at such other times and in such manner as specified in the Credit Agreement.
(f)Computations. Computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the BSBY Rate) and SONIA Loans shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
(g)Inability to Determine Rates; Successor Rates.
(i)Inability to Determine Rate. If in connection with any request for a BSBY Loan or a conversion to or continuation thereof, as applicable, (A) Agent determines (which determination shall be conclusive absent manifest error) that (I) no Successor Rate has been determined in accordance with Section 2(g)(ii), and the circumstances under Section 2(g)(ii)(A) or the Scheduled Unavailability Date has occurred (as applicable), or (II) adequate and reasonable means do not otherwise exist for determining BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan or in connection with an existing or proposed Base Rate Loan, or (B) Agent or Required Lenders determine that for any reason that BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (1) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, BSBY Loans shall be suspended (to the extent of the affected BSBY Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the BSBY Rate component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (x) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of BSBY Loans (to the extent of the affected BSBY Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (y) any outstanding BSBY Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.
(ii)Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrowers) that Borrowers or Required Lenders (as applicable) have determined, that:
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(A)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY Rate, including because the BSBY Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(B)Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Agent, Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or that such interest periods or the BSBY Screen Rate have failed to comply with International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of BSBY Rate after such specific date (the latest date on which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);
then, on a date and time determined by Agent (any such date, “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, BSBY Rate will be replaced hereunder and under any other applicable Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any interest period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to any Loan Document (“Successor Rate”):
(I)Term SOFR plus the SOFR Adjustment; and
(II)Daily Simple SOFR plus the SOFR Adjustment;
provided, that if initially BSBY is replaced with Daily Simple SOFR plus the SOFR Adjustment and, subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its discretion, and Agent notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment. If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (1) if Agent determines that neither of the alternatives in clauses (I) and (II) above is available on or prior to the BSBY Replacement Date or (2) if the events or circumstances of the type described in Section (g)(ii)(A) or (B) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend the Credit Agreement
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solely for the purpose of replacing BSBY Rate or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.
Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.
In connection with implementation of a Successor Rate, Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to any Loan Document; provided, that with respect to any such amendment effected, Agent shall post each amendment implementing Conforming Changes to Borrowers and Lenders reasonably promptly after such amendment becomes effective.
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